LEGG MASON PARTNERS CORE PLUS BOND FUND, INC.

ARTICLES SUPPLEMENTARY

Legg Mason Partners Core Plus Bond Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the Statement Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is authorized to issue 500,000,000 shares of stock, par value $.01 per share, with an aggregate par value of $5,000,000. These Articles Supplementary do not increase the total authorized stock of the Corporation or the aggregate par value thereof. The Board of Directors hereby classifies and reclassifies all of the unissued shares of stock of all classes of the Corporation in such manner that the Corporation’s stock will be classified into six classes, each with a par value of $.01 per share, designated as Class R Common Stock (the “Class R Common Stock”), Class A Common Stock, Class B Common Stock, Class C Common Stock, Class Y Common Stock and Class Z Common Stock. The Corporation shall be authorized to issue up to 500,000,000 shares of each such class of stock less, at any time, the total number of shares of all other such classes of stock then issued and outstanding.

SECOND: The shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class Y Common Stock and Class Z Common Stock classified and designated hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as currently set forth in the charter (the “Charter”) of the Corporation with respect to those respective classes of stock. The Class R Common Stock classified and designated hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of a class of stock as set forth in Article V of the Articles of Incorporation, as amended, of the Charter and shall be subject to all provisions of the Charter relating to stock of the Corporation generally, and those set forth as follows:

(1) The assets belonging to the Class R Common Stock shall be invested in the same investment portfolio of the Corporation as the assets belonging to the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, Class Y Common Stock and Class Z Common Stock.

(2) The dividends and distributions of investment income and capital gains with respect to the Class R Common Stock shall be in such amounts as may be authorized from time to time by the Board of Directors and declared by the Corporation, and such dividends and distributions with respect to such class of stock may vary from dividends and distributions with respect to each other class of stock to reflect differing allocation of the expenses of the Corporation among the holders of each such class and any resultant differences among the net asset value per share of each such class, to such extent and for such purposes as the Board of Directors may deem appropriate.

(3) Except as may otherwise be required by law pursuant to any applicable order, rule, or interpretation issued by the Securities and Exchange Commission, or otherwise, the holders of the Class R Common Stock shall have (i) exclusive voting rights with respect to any matter, including any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a “Plan”) which affects only holders of such class, and (ii) no voting rights with respect to any matter, including any Plan, which does not affect holders of such class.

THIRD: The Board of Directors of the Corporation has classified the shares described above pursuant to authority contained in the Charter.

FOURTH: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested by its Assistant Secretary this 15th day of November, 2006.

ATTEST:		LEGG MASON PARTNERS CORE PLUS BOND FUND, INC.

By:	/s/ Thomas C. Mandia	By:	/s/ R. Jay Gerken
	Thomas C. Mandia		R. Jay Gerken
	Assistant Secretary		Chairman, President and Chief Executive Officer

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